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                                                                    EXHIBIT 23.2

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the use in this Registration Statement (file # 0-21875) of New Visual Corporation on Form SB-2 of our report dated January 28, 2005 relating to the consolidated financial statements of New Visual Corporation, which report includes an explanatory paragraph as to an uncertainty with respect to the New Visual Corporation's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".





/S/ MARCUM & KLIEGMAN LLP

MARCUM & KLIEGMAN LLP
NEW YORK, NEW YORK

July 7, 2005